Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

January 17, 2025

Charter Communications, Inc.
400 Washington Blvd.
Stamford, Connecticut 06902

Ladies and Gentlemen:

We have acted as special counsel to Charter Communications, Inc., a Delaware corporation (“Charter”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of November 12, 2024 (the “Merger Agreement”), by and among Charter, Liberty Broadband Corporation, a Delaware corporation (“Liberty”), Fusion Merger Sub 1, LLC, a Delaware limited liability company and a direct Wholly Owned Subsidiary of Charter (“Merger LLC”), and Fusion Merger Sub 2, Inc., a Delaware corporation and a direct Wholly Owned Subsidiary of Merger LLC (“Merger Sub”), pursuant to which (i) Merger Sub will merge with and into the Company, with the Company surviving (the “Merger”), and (ii) the Company will merge with and into Merger LLC immediately thereafter, with Merger LLC surviving (the “Upstream Merger” and together with the Merger, the “Combination”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.  In connection with the effectiveness of the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Charter, including the joint proxy statement/prospectus forming a part thereof, relating to the Combination and initially filed with the Securities and Exchange Commission on December 13, 2024, you have requested our opinion as to certain U.S. federal income tax matters.

In providing our opinion, we have examined the Transaction Documents (other than the GCI Divestiture Documents), the Registration Statement, the representation letters of Charter and Liberty delivered to us in connection with this opinion (the “Representation Letters”) and such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein.  In addition, we have assumed that:  (i) the Combination will be consummated in accordance with the provisions of the Transaction Documents and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) the statements concerning the Combination and the parties thereto set forth in the Transaction Documents and the Registration Statement are true, complete and correct and the Registration Statement is true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and the Upstream Effective Time, (iii) the representations made by Charter and Liberty in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and the Upstream Effective Time, (iv) all such statements and representations made in the Transaction Documents, Registration Statement and Representation Letters qualified by knowledge, belief or materiality or comparable qualification are and will be true, complete and correct as if made without such qualification, (v) the Merger and the Upstream Merger will qualify as statutory mergers under the DGCL and DLLCA, as applicable, (vi) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and all natural persons who have executed such documents are of legal capacity, and (vii) Charter, Liberty and their respective subsidiaries will treat the Combination for U.S. federal income tax purposes in a manner consistent with the opinion set forth below.  If any of the above described assumptions is untrue for any reason, or if the Combination is consummated in a manner that is different from the manner described in the Transaction Documents and the Registration Statement, our opinion as expressed below may be adversely affected.

Charter Communications, Inc.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, (i) the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by holders of Company Common Stock pursuant to the Combination (other than with respect to the receipt of GCI Spinco stock, cash received in lieu of fractional shares of GCI Spinco stock, cash received in lieu of Fractional Shares, or cash paid in respect of Dissenting Shares) under Sections 354 and 356 of the Code, and (iii) no gain or loss (other than, for the avoidance of doubt, gain or loss recognized on the receipt of or distribution of property other than Parent Capital Stock) will be recognized by the Company on the deemed exchange of its assets for Parent Capital Stock in the Combination under Sections 361(a) or 361(b) of the Code.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Transaction Documents or the Registration Statement other than the opinion set forth above.  Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect.  Any change in applicable law or the facts and circumstances surrounding the Combination, or any inaccuracy in the statements, facts, or assumptions upon which we have relied, may affect the continuing validity of our opinion as set forth herein.  We assume no responsibility to inform Charter of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz